[DORSEY & WHITNEY LLP LETTERHEAD]

Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, MN 56538-0496

Re:	Registration Statement on Form S-3 File No. 333-90952

Ladies and Gentlemen:

     We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities of the Company having an aggregate initial offering price of $200,000,000 to be offered from time to time, and a Prospectus Supplement dated September 23, 2002 to the Prospectus dated September 11, 2002 (together, the “Prospectus Supplement”) relating to the offer and sale by the Company under the Registration Statement of $40,000,000 aggregate principal amount of 5.625% Insured Senior Notes due October 1, 2017 (the “Series 2017 Notes”) and $25,000,000 aggregate principal amount of 6.80% Senior Notes due October 1, 2032 (the “Series 2032 Notes” and, together with the Series 2017 Notes, the “Notes”). The Notes are to be issued under the Indenture (For Unsecured Debt Securities) dated as of November 1, 1997 (the “Indenture”), by and between the Company and U.S. Bank National Association (formerly First Trust National Association), as trustee (the “Trustee”), and sold pursuant to an Underwriting Agreement dated September 23, 2002 (the “Underwriting Agreement”) between the Company and A.G. Edwards & Sons, Inc., Edward D. Jones & Co., L.P. and Robert W. Baird & Co. Incorporated.

     We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments

DORSEY & WHITNEY LLP

Otter Tail Corporation
September 27, 2002

are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that:

     1.     The Series 2017 Notes have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefor pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

     2.     The Series 2032 Notes have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefor pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The opinions set forth above are subject to the following qualifications and exceptions:

          (a)  Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general application affecting creditors’ rights; and

          (b)  Our opinions stated above are subject to the effect of general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     Our opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States of America.

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Validity of the Senior Notes” and “Validity of Debt Securities” contained in the Prospectus Supplement.

Dated: September 27, 2002

Very truly yours,

                   /s/ Dorsey & Whitney LLP

GLT